UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: April 24, 2007
(Date of earliest event reported)

HERMAN MILLER, INC.
(Exact name of registrant as specified in its charter)

Michigan (State or Other Jurisdiction of Incorporation)	001-15141 (Commission File No.)	38-0837640 (IRS Employer Identification no.)

855 East Main Avenue Zeeland, Michigan (Address of Principal Executive Offices)	49464 (Zip Code)

(616) 654-3000
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_]      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

[_]      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14A-12).

[_]      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

[_]      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 8.01.         Other Events

On April 24, 2007, the Herman Miller, Inc. Board of Directors approved the appointment of Curt Pullen as its new Chief Financial Officer (CFO), to be effective during the first quarter of fiscal 2008. At that time, the Company's current CFO, Elizabeth Nickels, will assume responsibility as President of Herman Miller for Healthcare, retaining her title of Executive Vice President of Herman Miller, Inc.

Mr. Pullen, a certified public accountant, has served in various finance leadership roles during his more than 16 years with the Company, including Sr. Vice President of Finance for the Company's North American business. For the past 4 years, he has done an outstanding job leading the Company's dealer distribution organization and has built a stronger, more focused and effective contract dealer community. In this role, Mr. Pullen has earned the respect of the Company's independent dealers who recognize his keen business acumen and passion for customer service.

The existing lead for the Company's Healthcare business, Charley Vranian, has made the decision to retire within the next year. This decision provides the opportunity for Ms. Nickels to take over the leadership of that business after more than 7 successful years as CFO. The Company believes her natural ability to build teams and engage with customers, combined with her passion for healthcare, will enable her to excel in this new role. The transition will occur after the completion of the fiscal 2007 year-end reporting process.

SIGNATURE

                Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: April 30, 2007	HERMAN MILLER, INC. (Registrant) By: /s/ Brian C. Walker —————————————— Brian C. Walker Chief Executive Officer

3